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              OCCIDENTAL PETROLEUM CORPORATION


        PROSPECTUS SUPPLEMENT DATED OCTOBER 15, 1996
           TO PROSPECTUS DATED SEPTEMBER 13, 1996




     The shares referred to in the attached Prospectus may be offered or sold by the Selling Stockholders named therein, or, under certain circumstances, by their relatives, charitable donees, estates, successors by testamentary devise or other Permitted Holders under the Registration Agreement referred to in the Prospectus. The permitted charitable donees shall include, without limitation, Johns Hopkins University.